BT PYRAMID MUTUAL FUNDS

                       DISTRIBUTION AND SERVICE PLAN

     This distribution and Service Plan (the `Plan''), when effective in accordance with its terms, shall be a written plan of BT Pyramid Mutual Funds, a Massachusetts business trust (the `Trust''), as contemplated by Rule 12b-1 under the Investment Company Act of 1940, as amended (the `Act'').

                                 WHEREAS:

     The Trust has been organized to operate as a open-end management investment company and is registered as such under the Act;

     The Trust intends to distribute the shares of its series (each, a `Fund''), which may be divided into one or more separate classes of shares of beneficial interest (a `Class'') as listed on Schedule A hereto, and desires to adopt a distribution and service plan pursuant to Rule 12b-1 under the Act with respect to such Funds or Classes, as the case may be, and the Trustees of the Trust have determined, in the exercise of their reasonable business judgment and in light of their fiduciary duty, that there is a reasonable likelihood that adoption of this Plan will benefit each Fund or Class and its shareholders; and

     The Trust desires to engage Edgewood Services, Inc. (`ESI'') to provide (or cause to be provided) certain distribution and shareholder services for each Fund or Class.

     NOW, THEREFORE, in consideration of the foregoing, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions:

     1. The Trust may reimburse ESI, as the distributor, for costs and expenses (or forward ESI fees in anticipation of such expenses) incurred in connection with the distribution and marketing of shares of the Funds or Classes, at an annual rate not exceeding the percentage of the average daily net assets of each Fund or Class as set forth in Schedule A attached hereto. Such expenses shall be calculated and accrued daily and reimbursed monthly or at such other intervals as the Board of Trustees shall determine.

     2. ESI may seek reimbursement under paragraph 1 of this Plan for expenses incurred, or in anticipation of such expenses, in connection with any activities primarily intended to result in the sale of shares of a Fund or Class, including, but not limited to: compensation to and expenses (including overhead and telephone expenses) of account executives or other employees of ESI who, as their primary activity, engage in or support the distribution of shares; payment of asset-based sales charges and service fees to broker-dealers who provide shareholders with personal services and account maintenance services or payment of similar fees to banks or other financial institutions; printing of prospectuses, statements of additional information and reports for other than existing shareholders in amounts in excess of that typically used in connection with the distribution of shares of a Fund or Class; costs of placing advertising in various media; services of parties other than ESI or its affiliates in formulating sales literature; and typesetting, printing and distribution of sales literature.

     3. The Trust may pay ESI service fees from each Fund (and allocate to a Class if applicable) not to exceed on an annual basis the percentage as presented on Schedule A hereto of the average daily net assets of the Fund or Class for the Fund's then-current fiscal year (and with regard to future Funds or Classes such percentage of the average daily net assets of such
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Fund or Class as is agreed to by the Trust and the Distributor) in connection with providing (or causing to be provided) (or in anticipation of) personal services and shareholder account maintenance services.

     4. The Trust may also pay ESI distribution fees from each Fund or Class not to exceed on an annual basis the percentage as presented on Schedule A of the average daily net assets of the Fund or Class for its then-current fiscal year (and with regard to future Funds or Classes, such percentage of the average daily net assets of such Fund or class as is agreed to by the Trust and ESI) as reimbursement and added on to Schedule A for costs and expenses incurred in connection with the distribution and sales of the respective Fund or Class, or in anticipation of such expenses. To the extent such expenses exceed the stated limit, ESI will bear such expenses.

     5. This Plan together with any related agreements shall not take effect, with respect to a Fund or Class, until it has been approved by a ``ote of a ``majority of the outstanding voting Securities'' (as defined in the Act) (``ajority Shareholder Vote'') of the Fund or Class, if so required by Rule 12b-1 under the Act.

     6. This Plan with any related agreements shall become effective with respect to a Fund or Class upon approval, by a majority vote of both (i) the Board of Trustees and (ii) those Trustees who are not ``nterested persons''(as defined in the Act) (``Independent Trustees'') of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the ``ualified Trustees''), cast in person at a meeting called for the purpose of voting on this Plan and such related agreements.


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     7. This Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided in paragraph 6 hereof.

     8. In each year that the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall prepare and furnish to the Board and the Board shall review, at least quarterly, written reports complying with the requirements of Rule 12b-1 under the Act of the amounts expended under the Plan and purposes for which such expenditures were made.

     9. This Plan may be terminated at any time with respect to a Fund or Class by a majority vote of the Qualified Trustees or by a Majority Shareholder Vote of the Fund or Class.

     10.This Plan may not be amended in order to increase materially the amount of distribution expenses provided for in paragraph 1 hereof unless such amendment is approved in the manner provided for initial approval in paragraph 5 hereof and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 6 hereof.

     11.While this Plan shall be in effect, the selection and nomination of Trustees who are not Interested Persons of the Trust shall be committed to the discretion of the Independent Trustees then in office.

     12.To the extent expenses of ESI under this Plan in any fiscal year of a Fund exceed amounts payable under this Plan on behalf of such Fund (and allocable to such Class, if applicable) during such Fund's fiscal year, such expenses shall be payable to ESI in any succeeding fiscal year

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of the Fund; however no carrying or interest charges shall be payable by the Fund or Class to ESI.

     13.ESI hereby acknowledges that (i) payments to be made by the Trust to ESI pursuant to this Plan shall be for, or in anticipation of, actual expenses of ESI as contemplated hereunder, and (ii) upon termination of this Plan with respect to a Fund or Class, the benefits inuring to ESI hereunder, with respect to that Fund or Class, shall immediately cease.

     14.The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 8 hereof for a period of not less than six years from the date of (a) this Plan or (b) the agreements or such report, as the case may be, the first two years in an easily accessible place.


Dated:  August 7, 1996
Revised:  September 30, 1996





                                SCHEDULE A
                          BT PYRAMID MUTUAL FUNDS
         SCHEDULE OF FEES UNDER THE DISTRIBUTION AND SERVICE PLAN
                     AS LAST AMENDED:  AUGUST 7, 1996



                                   Distribution   Service
                                                                     5
                                       Fee          Fee

BT Investment Money Market Fund       0.20%
BT Investment Equity 500 Index Fund   0.20%
BT Investment Limited Term U.S.
     Governement Securities Fund      0.20%
BT Institutional Asset Management Fund0.20%
BT Investment Equity Apprecation Fund  - -
   Investment Class Shares            0.20%
   Advisor Class Shares               0.25%        0.25%